RUSSELL EXCHANGE TRADED FUNDS TRUST

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is made this 1st day of November 2011, by and between the Russell Exchange Traded Funds Trust, a Delaware statutory trust (the “Trust”) having its principal place of business at 1301 Second Avenue, 18th Floor, Seattle, Washington 98101, and ALPS Distributors, Inc., a Colorado corporation company (the “Distributor”) having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado.

WHEREAS, the Trust is a registered open-end management investment company organized as a series trust offering a number of portfolios of securities (each a “Fund” and collectively the “Funds”), having filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust intends to create and redeem shares of beneficial interest, par value $.001 per Share (the “Shares”) of each Fund on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the Registration Statement;

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Trust’s prospectus and statement of additional information, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support;

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”) (the successor organization to the National Association of Securities Dealers, Inc.); and

WHEREAS, the Distributor desires to provide the services described herein to the Trust.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.	Appointment.

The Trust hereby appoints the Distributor as the exclusive distributor for Creation Units of each Fund listed in Exhibit A hereto, as may be amended by the Trust from time to time on written notice to the Distributor, on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2.	Definitions.

Wherever they are used herein, the following terms have the following respective meanings:

(a) “Prospectus” means the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Trust under the 1933 Act and the 1940 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the Commission from time to time;

(b) “Registration Statement” means the registration statement most recently filed from time to time by the Trust with the Commission and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect;

(c) All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement and the Prospectus.

3.	Duties of the Distributor

(a) The Distributor agrees to act as agent of the Trust in connection with the receipt and processing of all orders for purchases and redemptions of Creation Units of each Fund from DTC Participants or participants in the Continuous Net Settlement System of the National Securities Clearing Corporation (the “NSCC Participants”) that have executed a Participant Agreement (the “Authorized Participants”), as defined in paragraph 3(b) hereof, with the Distributor and Transfer Agent and to transmit such orders to the Custodian and Transfer Agent in accordance with the Registration Statement and Prospectus; provided, however, that nothing herein shall affect or limit the right and ability of the Custodian to accept Deposit Securities and related Cash Components through or outside the Clearing Process, and as provided in and in accordance with the Registration Statement and Prospectus. The Trust acknowledges that the Distributor shall not be obligated to accept any certain number of orders for Creation Units and nothing herein contained shall prevent the Distributor from entering into like distribution arrangements with other investment companies.

(b) The Distributor agrees to use commercially reasonable efforts to act as agent of the Trust with respect to the continuous distribution of Creation Units of each Fund as set forth in the Registration Statement and in accordance with the provisions herein. The Distributor further agrees as follows: (i) the Distributor shall enter into selected or soliciting dealer participant agreements (“Participant Agreements”) between and among Authorized Participants, the Distributor and the Transfer Agent, for the purchase of Creation Units of the Funds, in accordance with the Registration Statement and Prospectus; (ii) the Distributor shall generate, transmit and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances to the purchaser or redeemer (such confirmations will indicate the time such orders were accepted and will be made available to the Trust promptly upon request); (iii) the Distributor shall deliver copies of the Prospectus and, upon request, the Statement of Additional Information to purchasers of such Creation Units upon execution of each Participant Agreement and whenever changes are made to the Prospectus; and (iv) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.

(c) The Distributor agrees to use all reasonable efforts, consistent with its other business, to secure purchasers of Creation Units through Authorized Participants in accordance with the procedures set forth in the Prospectus.

(d) All activities by the Distributor and its agents and employees that are primarily intended to result in the sale of Creation Units shall comply with the Registration Statement and Prospectus, the instructions of the Trust’s investment adviser (the “Investment Adviser”) and the Board of Trustees of the Trust, the Agreement and Declaration of Trust, and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the Commission or any securities association registered under the 1934 Act, including FINRA and the Listing Exchanges.

(e) Except as otherwise noted in the Registration Statement and Prospectus, the offering price for all Creation Units will be the aggregate net asset value of the Shares per Creation Unit of the relevant Fund, as determined in the manner described in the Registration Statement and Prospectus.

(f) If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by the Distributor except such unconditional orders as may have been placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and Distributor’s authority to process orders for Creation Units on behalf of the Trust, upon written notice to the Distributor, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(g) The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the Registration Statement or Prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor shall be entitled to rely on and shall not be responsible in any way for information provided to it by the Trust and its respective service providers and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Distributor against any liability to the Trust or the Trust’s shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(h) The Distributor shall fulfill, or cause to be fulfilled, all requests made directly to Distributor for prospectuses, statements of additional information, product descriptions and periodic fund reports, as applicable, and shall report to the Investment Adviser on the fulfillment of such requests. In addition, the Distributor shall arrange to provide the Listing Exchanges with copies of Prospectuses and Statements of Additional Information and product descriptions. The Distributor will generally make it known in the brokerage community that Prospectuses and Statements of Additional Information and product descriptions are available, including by (i) advising the Listing Exchanges on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (iii) as may otherwise be required by the Commission. The Distributor shall not bear any costs associated with printing prospectuses, statements of additional information and all other such materials.

(i) The Distributor agrees to make available, at the Trust’s request, one or more members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Trust.

(j) The Distributor shall review and approve all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA as required by the 1933 Act and 1940 Act, and the rules promulgated thereunder. All such sales and marketing materials must be approved, in writing, by the Distributor prior to use.

(k) The Distributor shall not offer any Shares and shall not accept any orders for the purchase or sale of Shares hereunder if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the Commission; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust’s obligation to redeem or repurchase any Shares from any shareholder in accordance with provisions of the Prospectus or Registration Statement.

(l) If the Trust adopts any distribution and/or shareholder servicing plan(s) pursuant to Rule 12b-1 under the 1940 Act (the “Plan”), the Distributor shall enter into selling and/or investor servicing agreements (“Sales and Investor Services Agreements”) that have been approved by the Trust’s Board of Trustees with various broker-dealers and any other financial institution exempt under federal or state securities laws from registration as a broker or dealer, consistent with applicable law and the Registration Statement and Prospectus, to sell Shares and provide services to shareholders. The Distributor further agrees as follows: (i) the Distributor shall administer on behalf of the Trust any Plan(s) adopted by the Trust under rule 12b-1; (ii) the Distributor shall, at its own expense, set up and maintain a system of recording payments of fees and reimbursement of expenses disseminated pursuant to this Agreement and other agreements related to any such Plan(s) and, pursuant to the 1940 Act, report such payment activity to the

Trust at least quarterly; (iii) the Distributor shall receive from the Trust all distribution and shareholder servicing fees, as applicable, at the rate and to the extent payable under the terms and conditions set forth in any Plan(s) adopted by the Trust, applicable to the appropriate class of shares of each Portfolio, as such Plan(s) may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Trust may impose; and (iv) the Distributor shall pay, from the fees received from the Trust pursuant to any such Plan(s), all fees and make reimbursement of all expenses, pursuant to and in accordance with such Plan(s) and any and all Sales and Investor Services Agreements. In no event shall Distributor pay any fees pursuant to any such Plan(s) until it has received payment of such fees from the Trust.

(m) The Distributor shall make available a toll-free line which the Authorized Participants may use to contact the Distributor (or its affiliates) and place requests to create and redeem Creation Units. Distributor uses an order processing system which (i) generates and transmits confirmations of purchase and redemption order acceptances to purchasers and redeemers of Creation Units; (ii) provides acknowledgement to Authorized Participants that orders have been accepted; and (iii) rejects any orders that were not submitted in proper form or in a timely fashion. The Distributor, along with the Trust and its Transfer Agent, rely upon information in the order form with respect to beneficial share ownership for purposes of the 80% Determination (as set forth in Section 8 of this Agreement).

(n) The Distributor shall provide certain order support services (the “Support Services”) to assist the Investment Adviser with respect to certain orders placed by Authorized Participants. The Distributor shall provide the Support Services only pursuant to written instructions from the Investment Adviser, which instructions shall state explicitly that Distributor may act only pursuant to such instructions and shall exercise no discretion with respect to the provision of the Support Services. The instructions shall be standing instructions to permit the Distributor to take actions in accordance with such instructions on an on-going basis. The Support Services shall include:

(i)	Communicate with Authorized Participants and brokers, as necessary, with respect to the acquisition of required restricted or illiquid securities on behalf of the Funds; provided that Distributor shall not provide such service in connection with any restricted or cash market;

(ii)	Provide Investment Adviser and Transfer Agent with daily reports regarding restricted securities;

(iii)	Assist Authorized Participants with any operational issues related to their orders, including the resolution of any failures in such orders.

Distributor shall maintain all books and records as required by applicable law or regulation related to the provision of the Support Services.

(o) The Distributor has as of the date hereof, and shall at all times have and maintain, net capital of not less than that required by Rule 15c3-1 under the 1934 Act, or any successor provision thereto. In the event that the net capital of the Distributor shall fall below that required by Rule 15c3-1, or any successor provision thereto, the Distributor shall promptly provide notice to the Trust and the Investment Adviser of such event.

(p) The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act.

(q) The Distributor agrees to maintain compliance policies and procedures: (i) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement and (ii) reasonably designed to comply with FINRA Rule 3130 (together, a “Compliance Program”), and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s Chief Compliance Officer or Board of Trustees.

(r) The accounts and records maintained by the Distributor shall be the property of the Trust. The Distributor shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. The Distributor shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Distributor to the Trust at the Trust’s expense. The Distributor shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records, and reports by the Distributor or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. The Distributor or its undersigned as defined by Rule 17a-4 of the Securities and Exchange Act (the “Exchange Act”), shall have access to all electronic communications of registered representatives of the Distributor that are associated with the Trust and are required to be maintained under Rule 17a-4 of the Exchange Act and FINRA Rules 3110 and 3010. Electronic storage media maintained by the Trust will comply with Rule 17a-4 of the Exchange Act.

4.	Status as Independent Contractor.

The Distributor is an independent contractor and shall be agent for the Trust only as set forth in this Agreement.

5.	Duties of the Trust.

(a) The Trust, itself or though its service providers, agrees to issue Creation Units of each Fund and to request DTC to record on its books the ownership of the Shares constituting such Creation Units in accordance with the book-entry system procedures described in the Prospectus in such amounts as the Distributor has requested through the Index Receipt Agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite Deposit Securities and Cash Component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to the Distributor, in accordance with the provisions of the Prospectus.

(b) The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust will make available to the Distributor such number of copies of its then currently effective prospectus and statement of additional information and product description as the Distributor may reasonably request. The Trust will furnish to the Distributor copies of semi-annual reports and annual audited reports of the Trust’s books and accounts made by independent public accountants regularly retained by the Trust and such other publicly available information that the Distributor may reasonably request for use in connection with the distribution of Creation Units. The Trust shall keep the Distributor informed of the jurisdictions in which the Trust has filed notice filings for Shares for sale under the securities laws thereof and shall promptly notify the Distributor of any change in this information. The Distributor shall not be liable for damages resulting from the sale of Shares in authorized jurisdictions where the Distributor had no information from the Trust that such sale or sales were unauthorized at the time of such sale or sales.

6.	Fees and Expenses.

(a) The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services provided by the Distributor pursuant to this Agreement.

(b) The Trust shall bear the cost and expenses of: (i) the registration of the Shares for sale under the Securities Act; and (ii) the registration or qualification of the Shares for sale under the securities laws of the various States;

(c) The Distributor shall pay (i) all expenses relating to Distributor’s broker-dealer qualification and registration under the 1934 Act; (ii) all expenses related to its performance of this Agreement and (iii) the expenses incurred by the Distributor in connection with routine FINRA filing fees.

(d) Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Trust and the Investment Adviser with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.

7.	Standard of Care; Indemnification.

(a) The Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b) The Trust agrees to indemnify and hold harmless the Distributor, its affiliates and each of their respective directors, officers and employees and agents and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (any of the Distributor,

its officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Distributor Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith, collectively, “Losses”) arising out of or based upon (i) any claim that the Registration Statement, prospectus, statement of additional information, product description, shareholder reports, sales literature and advertisements specifically approved by the Trust and Investment Adviser or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the prospectus, statement of additional information and product description, in light of the circumstances under which they were made) not misleading under the 1933 Act, or any other statute or the common law; (ii) the breach by the Trust of any obligation, representation or warranty contained in this Agreement; (iii) the provision by Distributor of the Support Services outlined in Section 3(n) hereof, including any index tracking error, provided such Losses are caused by the Trust or anyone acting on behalf of the Trust other than the Distributor; or (iv) the Trust’s failure to comply in any material respect with applicable securities laws.

The Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. The Trust will also not indemnify any Distributor Indemnitee with respect to any untrue statement or omission made in the Registration Statement Prospectus, or product description that is subsequently corrected in such document (or an amendment thereof or supplement thereto) if a copy of the Prospectus (or such amendment or supplement) was not sent or given to the person asserting any such loss, liability, claim, damage or expense at or before the written confirmation to such person in any case where such delivery is required by the 1933 Act and the Trust had notified the Distributor of the amendment or supplement prior to the sending of the confirmation. In no case: (i) is the indemnity of the Trust in favor of any Distributor Indemnitee to be deemed to protect the Distributor Indemnitee against any liability to the Trust or its shareholders to which the Distributor Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement, or (ii) is the Trust to be liable under its indemnity agreement contained in this Section with respect to any claim made against any Distributor Indemnitee unless the Distributor Indemnitee shall have notified the Trust in writing of the claim at its principal offices as set forth in this Agreement within a reasonable time, but in any event within 15 days, after the summons or other first written notification giving information of the nature of the claim shall have been served upon Distributor Indemnitee (or after Distributor Indemnitee shall have received notice of service on any designated agent).

Failure to notify the Trust of any claim shall not relieve the Trust from any liability that it may have to any Distributor Indemnitee against whom such action is brought unless failure or delay to so notify the Trust prejudices the Trust’s ability to defend against such claim or obtain insurance coverage with respect to such claim. The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to Distributor Indemnitee, defendant or defendants in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, Distributor Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the Distributor Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of the Creation Units or the Shares.

(c) The Distributor agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and any person who controls the Trust within the meaning of Section 15 of the 1933 Act (for purposes of this paragraph, the Trust and each of its Trustees and officers and its controlling persons are collectively referred to as the “Trust Affiliates”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the allegation of any negligent, willful or wrongful act of the Distributor or any of its directors, officers, employees or affiliates in connection with its activities as Distributor pursuant to this Agreement; (ii) the breach of any obligation, representation or warranty contained in this Agreement by the Distributor; (iii) the Distributor’s failure to comply in any material respect with applicable securities laws, including applicable FINRA regulations; or (iv) any allegation that the Registration Statement, Prospectus, product description, shareholder reports, any information or materials relating to the Funds (as described in section 3(g)) or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was: (x) made in reliance upon, and in conformity with information furnished to the Trust by or on behalf of the Distributor or (y) otherwise approved by the Distributor in writing in the performance of its duties under this Agreement.

In no case: (i) is the indemnity of the Distributor in favor of any Trust Affiliate to be deemed to protect any Trust Affiliate against any liability to the Trust or its security holders to which such Trust Affiliate would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this Section with respect to any claim made against any Trust Affiliate unless the Trust Affiliate shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust Affiliate (or after the Trust Affiliate shall have received notice of service on any designated agent).

Failure to notify the Distributor of any claim shall not relieve the Distributor from any liability that it may have to the Trust Affiliate against whom such action is brought on account of its indemnity agreement contained in this Section unless failure or delay to so notify the Distributor prejudices the Distributor’s ability to defend against such claim. The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust, its officers and Board and to any controlling person or persons, defendant or defendants in the suit. In the event that Distributor elects to assume the defense of any suit and retain counsel, the Trust or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust, its officers and Trustees or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of the Creation Units or the Shares.

(d) No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 6(a) or 6(b) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This section 6 shall survive the termination of this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

8.	Representations.

(a) The Distributor represents and warrants that: (i) it is duly organized as a Colorado corporation company and is and at all times will remain duly authorized and licensed under applicable law to carry out its services as contemplated herein; (ii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iii) its entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Distributor is a party or by which it is bound; (iv) it is, and will remain, registered as a broker-dealer under the 1934 Act and is, and will remain, a member of FINRA; (v) it has in place compliance policies and procedures reasonably designed to prevent violations of the Federal Securities Laws as that term is defined in Rule 38a-1 under the 1940 Act; (vi) shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust; and it shall comply (and to the extent it takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which the Distributor has knowledge (it being understood that the Distributor is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to the Distributor) and (vii) shall procure a representation and warranty from each Authorized Participant that such Participant: (i) does not hold 80 percent (80%) or more of outstanding Trust Shares of such Fund or (ii) if it does hold 80 percent (80%) or more of outstanding Trust Shares of such Fund that such a circumstance would not cause the Trust to have a basis in the Deposit Securities deposited with the Trust different from the fair market value of such Deposit Securities on the date of such deposit, pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (collectively, the “80% Determination”). The Distributor shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

(b) The Distributor and the Trust each individually represent that its anti-money laundering program (“AML Program”), at a minimum: (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent internal audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, and (vi) allows for appropriate regulators to examine its anti-money laundering books and records. Notwithstanding the foregoing, the Trust acknowledges that the Authorized Participants are not “customers” for the purposes of 31 CFR 103.

(c) The Distributor and the Trust each individually represent and warrant that: (i) it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation; (ii) it will comply with all of the applicable terms and provisions of the 1934 Act; and (iii) it will provide certifications to the Trust in order to assist the Trust in complying with certain rules under the 1940 Act (by way of example only, Rules 30a-2, 30a-3 and 38a-1) and in connection with the filing of certain Forms (by way of example only, Form N-CSR).

(d) The Trust represents and warrants that (i) it is duly organized as a Delaware statutory trust and is and at all times will remain duly authorized to carry out its obligations as contemplated herein; (ii) it is registered as an investment company under the 1940 Act; (iii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iv) its entering into this Agreement does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Trust is a party or by which it is bound; (v) the Registration Statement and each Fund’s Prospectus have been prepared, and all sales literature and advertisements approved by the Trust and the Investment Adviser or other materials prepared by or on behalf of the Trust for the Distributor’s use (“Sales Literature and Advertisements”) shall be prepared, in all materials respects, in conformity with the 1933 Act, the 1940 Act and the rules and regulations of the Commission (the “Rules and Regulations”); and (vi) the Registration Statement and each Fund’s Prospectus contain, and all Sales Literature and Advertisements shall contain, all statements required to be stated therein in accordance with the 1933 Act, the 1940 Act and the Rules and Regulations; and (vii) all statements of fact contained therein, or to be contained in all Sales Literature and Advertisements, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of the Registration Statement, any Fund’s Prospectus, nor any Sales Literature and Advertisements shall include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of each Fund’s Prospectus in light of the circumstances in which made, not misleading. The Trust shall, from time to time, file such amendment or amendments to the Registration Statement and each Fund’s Prospectus as, in the light of future developments, shall, in the opinion of the Trust’s counsel, be necessary in order to have the Registration Statement and each Fund’s Prospectus at all times contain all material facts required to be stated therein or necessary to make the statements therein, in the case of each Fund’s Prospectus in light of the circumstances in which made, not misleading. The Trust shall not file any amendment to the Registration Statement or each Fund’s Prospectus without giving the Distributor reasonable notice thereof in advance, provided that nothing in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to the Registration Statement or any Fund’s Prospectus as the Trust may deem advisable. Notwithstanding the foregoing, the Trust shall not be deemed to make any representation or warranty as to any information or statement provided by the Distributor for inclusion in the Registration Statement or any Fund’s Prospectus.

(e) The Trust represents to the Distributor that the Registration Statement and Prospectus filed by the Trust with the Commission with respect to the Trust have been prepared in conformity in all material respects with the requirements of the 1933 Act, the 1940 Act and the rules and regulations of the Commission thereunder. The Trust will notify the Distributor promptly of any amendment to the Registration Statement or supplement to the Prospectus and any stop order suspending the effectiveness of the Registration Statement; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any Registration Statement and/or supplements to any Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional. The Trust and the Investment Adviser shall not be responsible in any way for any information, statements or representations given or made by the Distributor or its representatives or agents other than such information, statements or representations as are contained in such Prospectus or Registration Statement or financial reports filed on behalf of the Trust or in any Sales Literature and Advertisements.

9.	Duration, Termination and Amendment.

(a) This Agreement shall be effective on the date set forth above, and unless terminated as provided herein, shall continue for two years from its effective date, and thereafter from year to year, provided such continuance is approved annually: (i) by vote of a majority of the Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party or by vote of a majority of the outstanding voting securities of the Fund or (ii) by the Distributor on at least sixty (60) days prior written notice to the Trust. This Agreement shall automatically terminate without the payment of any penalty in the event of its assignment. As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person” shall have the respective meanings specified in the 1940 Act.

(b) No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

(c) Upon termination of this Agreement, the Distributor agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event the Distributor gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to one hundred and twenty (120) days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

10.	Notice.

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Distributor:

ALPS Distributors, Inc.

1290 Broadway, Suite 1100

Denver, CO 80203

Attn: General Counsel

If to the Trust:

Russell Exchange Traded Funds Trust

1301 Second Avenue

18th Floor

Seattle, Washington 98101

Attn: General Counsel

11.	Choice of Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of laws provisions thereof.

12.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.	Severability.

If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, in order to effectuate the intended results of such invalid provisions.

14.	Insurance.

The Distributor will maintain at its expense an errors and omissions insurance policy adequate to cover services provided by the Distributor hereunder. The Distributor shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefore. The Distributor shall notify the Trust of any material claims against it, whether or not covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

15.	Confidentiality.

During the term of this Agreement, the Distributor and the Trust may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to one of the parties that is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party. Confidential Information includes, without limitation, financial information, proposal and presentations, reports, forecasts, inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from one of the parties, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. Each party shall maintain commercially reasonable information security policies and procedures for protecting Confidential Information. The Distributor shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as provided by the other party or as required by law. Upon termination of this Agreement for any reason, or as otherwise requested by the Trust, all Confidential Information held by or on behalf of Trust shall be promptly returned to the Trust, or an authorized officer of the Distributor will certify to the Trust in writing that all such Confidential Information has been destroyed. This section 15 shall survive the termination of this Agreement. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by the

Commission or other governmental regulatory agency with jurisdiction over the parties hereto or (ii) requested to do so by the other party; provided that in the event of (i), the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

16.	Liaison with Accountants.

The Distributor shall act as a liaison with the Trust’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Trust. The Distributor shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

17.	Business Continuity Plan.

The Distributor shall maintain in effect a business continuity plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, the Distributor shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

18.	Limitation of Liability.

The Agreement and Declaration of Trust, dated July 29, 2009, as amended April 15, 2011 and as further amended from time to time, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of the State of Delaware, provides that the name Russell Exchange Traded Funds Trust means the Trustees from time to time serving (as Trustees but not personally) under said Agreement and Declaration of Trust. It is expressly acknowledged and agreed that neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any Shareholder, or to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time agree to pay the obligations of the Trust hereunder shall not be binding upon any of the Shareholders, Trustees, officers, employees, or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Agreement and Declaration of Trust. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

19.	Use of Names; Publicity.

The Trust shall not use the Distributor’s name in any offering material, shareholder report, advertisement or other material relating to the Trust, other than for the purpose of merely identifying and describing the functions of the Distributor hereunder, in a manner not approved by the Distributor in writing prior to such use, such approval not to be unreasonably withheld. The Distributor hereby consents to all uses of its name required by the Commission, any state securities commission, or any federal or state regulatory authority.

The Distributor shall not use the name, trademarks, service marks or any other intellectual property of the Trust or its affiliated persons (as defined in the 1940 Act) in any offering material, shareholder report, advertisement or other material relating to the Distributor, other than for the purpose of merely identifying and describing the functions of the Trust hereunder, in a manner not approved by the Trust in writing prior to such use; provided, however, that the Trust shall consent to all uses of its name required by the Commission, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

The Distributor will not issue any press releases or make any public announcements regarding the existence of this Agreement without the express written consent of the Trust. Neither the Trust nor the Distributor will disclose any of the economic terms of this Agreement, except as may be required by law.

20.	Force Majeure.

Provided that the parties to this Agreement maintain a reasonably prudent business continuity plan, neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority, acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities, and the other Party shall have no right to terminate this Agreement in such circumstances.

21.	Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

22.	Entire Agreement.

This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that the Distributor may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:	/s/ Mark Swanson
Name:	Mark Swanson
Title:	Treasurer

ALPS Distributors, Inc.

By:	/s/ Thomas A. Carter
Name:	Thomas A. Carter
Title:	President

EXHIBIT A

Russell Equity ETF

Russell Global Opportunity ETF

Russell Bond ETF

Russell Real Return ETF

Russell 1000 Low Beta ETF

Russell 1000 High Beta ETF

Russell 1000 Low Volatility ETF

Russell 1000 High Volatility ETF

Russell 1000 High Momentum ETF

Russell 2000 Low Beta ETF

Russell 2000 High Beta ETF

Russell 2000 Low Volatility ETF

Russell 2000 High Volatility ETF

Russell 2000 High Momentum ETF

Russell Aggressive Growth ETF

Russell Consistent Growth ETF

Russell Growth at a Reasonable Price ETF

Russell Contrarian ETF

Russell Equity Income ETF

Russell Low P/E ETF

Russell Small & Mid Cap Defensive Value ETF

Russell Small Cap Defensive Value ETF

Russell One World Large Cap ETF

Russell One World Large Cap Growth ETF

Russell One World Large Cap Value ETF

Russell One World Small Cap ETF

Russell One World Small Cap Growth ETF

Russell One World Small Cap Value ETF

Russell One World All Cap ETF

Russell One World All Cap Growth ETF

Russell One World All Cap Value ETF

Russell One World ex-U.S. Large Cap ETF

Russell One World ex-U.S. Large Cap Growth ETF

Russell One World ex-U.S. Large Cap Value ETF

Russell One World ex-U.S. Small Cap ETF

Russell One World ex-U.S. Small Cap Growth ETF

Russell One World ex-U.S. Small Cap Value ETF

Russell One World ex-U.S. ETF

Russell One World ex-U.S. Growth ETF

Russell One World ex-U.S. Value ETF

Russell Developed ex-U.S. Large Cap ETF

Russell Emerging Markets Large Cap ETF

Russell Small Cap Consistent Growth ETF

Russell Small Cap Low P/E ETF

Russell Small Cap Contrarian ETF

Russell Small Cap Aggressive Growth ETF

Russell Developed ex-U.S. High Momentum ETF

Russell Developed ex-U.S. High Beta ETF

Russell Developed ex-U.S. Low Beta ETF

Russell Developed ex-U.S. High Volatility ETF

Russell Developed ex-U.S. Low Volatility ETF